UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 7, 2011

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street Tacoma, WA		98402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

During 2001, Columbia Banking System, Inc. (the “Company”), through a special purpose trust (“the Trust”) participated in a pooled trust preferred offering, whereby the Trust issued $22.0 million of 30-year floating rate capital securities. The capital securities constitute guaranteed preferred beneficial interests in debentures issued by the Trust. The debentures had an initial rate of 7.29% and a rate of 3.85% at June 30, 2011. The floating rate is based on the 3-month LIBOR plus 3.58% and is adjusted quarterly.

Through the 2007 Town Center Bancorp acquisition, the Company assumed an additional $3.0 million in floating rate trust preferred obligations; these debentures had a rate of 4.03% at June 30, 2011. The floating rate is based on the 3-month LIBOR plus 3.75% and is adjusted quarterly.

The trust preferred obligations were classified as long-term subordinated debt and our related investment in the Trust was recorded in other assets on the consolidated balance sheets. The balance of the long-term subordinated debt was $25.8 million at June 30, 2011. The subordinated debt payable to the Trust was on the same interest and payment terms as the trust preferred obligations issued by the Trust.

On July 7, 2011, the Company elected to redeem the junior subordinated debentures and terminated Town Center Bancorp Trust I with a cash payment of $3.1 million consisting of principal, interest and fees. On July 29, 2011, the Company elected to redeem the junior subordinated debentures and terminated Columbia (WA) Statutory Trust I with a cash payment of $22.9 million consisting of principal, interest and fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: July 29, 2011	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer